Exhibit 1

The undersigned hereby agree that any statement on Schedule 13G to be filed with the Securities and Exchange Commission by any of the undersigned, including any amendments thereto, with respect to the securities of Coherus BioSciences, Inc. may be filed by any of the undersigned as a joint filing on behalf of all of the undersigned.

Dated: February 12, 2018	/s/ Dennis M. Lanfear Dennis M. Lanfear

Dated: February 12, 2018	Dennis M. Lanfear, as Trustee of the Lanfear Revocable Trust, dated January 27, 2004, as restated

	By:	/s/ Dennis M. Lanfear Dennis M. Lanfear, Trustee

Dated: February 12, 2018	Lanfear Capital Advisors, LLC

	By:	/s/ Dennis M. Lanfear
Dennis M. Lanfear, President

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